UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

May 10, 2021

Codiak BioSciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39615	47-4926530
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

35 CambridgePark Drive, Suite 500

Cambridge, MA 02140

(Address of principal executive offices and zip code)

(617) 949-4100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CDAK	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2021, Codiak BioSciences, Inc. (the “Company”) announced the appointment of Jennifer Wheler, M.D., as Chief Medical Officer, effective as of May 10, 2021 (the “Effective Date”).

A board-certified oncologist, Dr. Wheler, age 55, joined the Company from Bicara Therapeutics, Inc., an immuno-oncology biotechnology company with a pipeline of bifunctional antibodies (“Bicara”), where she served as chief medical officer from April 2019 to January 2021 and consultant from January 2021 to present. Prior to Bicara, Dr. Wheler served as SVP clinical development at TScan Therapeutics, Inc., a biotechnology company developing T cell therapies (“TScan”), from August 2018 to October 2018. Prior to TScan, Dr. Wheler served as senior medical director at Novartis Institutes for BioMedical Research (“Novartis”) from July 2015 to August 2018, where she led first-in-human studies for novel immuno-oncology assets. Prior to Novartis, from 2006 to 2015, she worked in the Department of Investigational Cancer Therapeutics at the University of Texas MD Anderson Cancer Center where she served as the principal investigator on more than 30 Phase 1 trials, including one of the first published trials of randomized data demonstrating benefit for treating patients with therapy matched to their tumor’s molecular profile. She is co-author on more than 145 peer-reviewed publications. Dr. Wheler completed fellowships in breast cancer medicine at Memorial Sloan Kettering Cancer Center and in oncology at Yale Cancer Center and her internal medicine residency at Columbia University Irving Medical Center and New York-Presbyterian Hospital. She received her A.B. from Princeton University and her M.D. from Weill Cornell Medical College in New York. With a background in the arts, Dr. Wheler also founded Collage, a nonprofit organization that brings personalized and innovative art programs to patients living with cancer.

In connection with Dr. Wheler’s appointment, the Company and Dr. Wheler have entered into an employment agreement (the “Agreement”), which provides for the following compensation terms. Dr. Wheler will receive a base salary of $450,000 per year and will be eligible to participate in the Company’s Executive Cash Bonus Plan, with an initial target annual bonus equal to 40% of her base salary. On the Effective Date, Dr. Wheler will receive an option to purchase 100,000 shares of the common stock of the Company (the “Option”) at an exercise price per share equal to the stock’s fair market value on the date of the grant pursuant to the Company’s 2020 Stock Option and Incentive Plan. The Option will vest over a four-year period as follows: 25% will vest on the first anniversary of the Effective Date and the remaining 75% will vest in equal quarterly installments for the following three years, provided that Dr. Wheler remains employed by the Company on each such vesting date. Dr. Wheler is eligible to participate in the Company’s severance plan for executive officers (the “Severance Plan”) as well as all benefit programs available to the senior executive employees of the Company.

The foregoing description of the Agreement is a summary and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1, and the Severance Plan, filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1, as amended, both of which are incorporated by reference herein.

In connection with Dr. Wheler’s appointment, Benny Sorensen, M.D., Ph.D., who has led the preclinical to clinical translational work and clinical strategy for the Company for the past five years, advancing exoSTING and exoIL-12 through IND/CTA and into the current Phase 1 trials will become Senior Vice President, Strategic Projects. Dr. Sorensen will report to the Company’s President and Chief Executive Officer, Douglas Williams, Ph.D., and continue as a member of the Company’s Executive Leadership Team.

A copy of the press release issued by the Company announcing the foregoing activities is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01—Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated April 19, 2021, by and between Codiak BioSciences, Inc. and Jennifer Wheler, M.D.

99.1	Press release, dated May 10, 2021, by Codiak BioSciences, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2021	Codiak BioSciences, Inc.

	By:	/s/ Douglas E. Williams
	Name:	Douglas E. Williams, Ph.D.
	Title:	Chief Executive Officer and President